EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of Key Tronic Corporation on Form S-8 of our report dated August 25, 2000, appearing in and incorporated by reference in the Annual Report on Form 10-K of Key Tronic Corporation for the year ended July 1, 2000.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Seattle, Washington
May 17, 2001